EXHIBIT 99.1

      EDUCATIONAL DEVELOPMENT RECORDS THIRD LARGEST SALES MONTH

      TULSA, Okla -- May 7, 2003 -- Educational Development Corporation (NASDAQ:
      EDUC) reported today that net sales for the month of April 2003 were $2.6 million, the largest April in the Company's history and the third highest overall month in the Company's history, and were up 29% over April last year.

      The Home Business Division led the way with an increase of 38% over last April. This division has recorded sales increases every month since July 2001, a string of 34 consecutive months. Recruiting of new sales consultants increased 140% over April of last year and was the highest recruiting month in the Company's history.

      The  Publishing  Division,  which sells  primarily to trade and  wholesale
      distribution   companies,   is  also  performing  well  with  April  sales
      increasing 9.7% over last year.

      Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

      Contact:
         Educational Development Corporation
         Randall White, 918/622-4522